Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon reports Q1 2024 revenue of $461 million, up 34% year over year, raises outlook

●	Axon Cloud & Services revenue grows 52% to $176 million
●	Annual recurring revenue grows 50% to $825 million
●	Net income of $133 million supports non-GAAP net income of $89 million and Adjusted EBITDA of $109 million
●	Raises full year revenue outlook to a range of $1.94 billion to $1.99 billion, up from $1.88 billion to $1.94 billion

Fellow shareholders,

Axon is pleased to report a strong start to 2024 with another quarter of impressive financial performance supporting an improved outlook for FY 2024, and continued long-term innovation that we expect will fuel our growth for years to come. First quarter revenue growth of 34% marks our 9th consecutive quarter of growth above 25%, and we delivered improved profitability with first quarter net income margin of 28.9% and Adjusted EBITDA margin of 23.6%.

Axon Cloud & Services revenue of $176 million grew 52% year over year, more than doubling over the last two years. Our software revenue growth is driven by both adoption of new products from our existing customers and attracting new users to our ecosystem. Our net revenue retention remains a powerful driver at 122%, and we aim to sustain robust software growth over the longer term through disruptive product innovation. This includes recently announced significant new advancements leveraging artificial intelligence (“AI”) and virtual reality (“VR”) to enhance officer training and productivity, and our planned acquisition of Dedrone, which will help make our vision for Drone as a First Responder (“DFR”) a reality.

Our integrated subscription plans drive value for our customers beyond what can be achieved through disparate point solutions and our software growth is also linked to record demand for our TASER and Sensors products. TASER revenue of $179 million grew 33% year over year propelled by demand for TASER 10. Sensors & Other revenue of $106 million grew 14% year over year driven by adoption of Axon Body 4.

Axon’s consistent growth at increasing scale is a result of execution on our strategy to build the modern technology ecosystem for public safety and trusting partnership with our customers. Their feedback energizes our teams to work on the next innovations to help drive better outcomes, and we see tailwinds across our product portfolio now and in the future. Looking ahead, we aim to deliver improved financial performance and are increasing our revenue and Adjusted EBITDA expectations for the year. We are humbled to provide this update and share more detail, below.

Select Highlights

Axon Week 2024

In April, we hosted our ninth annual user conference, combining our long-running Axon Accelerate and second annual TASERCON into one main event — Axon Week. Our largest user conference to date welcomed over 1,400 customer attendees and featured 99 breakout sessions to demonstrate the Axon ecosystem and facilitate broader conversations about public safety. Our expanding user base was also on display, with strong attendance across emerging customer verticals for Axon. Over 20% of our customer attendees came from verticals outside of U.S. state and local law enforcement, including international, U.S. federal, justice, corrections and enterprise.

Axon Week has become one of the largest user conferences in public safety and is an exciting way to bring our customers together with our teams to share ideas, and showcase the full power of the Axon ecosystem. Each year, we also use this event to introduce and highlight new products and solution applications to our customers. Our announcements from Axon Week 2024 include advancements to our VR training portfolio, an improved mobile app, and Draft One, which we explore in greater detail next in this letter.

“Our philosophy across all of these things is simple: Saving Seconds Saves Lives.” - Rick Smith, Axon Founder and CEO

Product Innovation Highlights

Draft One

Axon’s latest AI-driven product, Draft One, is a revolutionary new software tool that drafts high-quality police report narratives in seconds based on auto-transcribed body-worn camera audio. Draft One leverages the advanced power of Generative AI and includes a range of critical safeguards, requiring every report to be reviewed and approved by a human officer, ensuring accuracy and accountability of the information before reports are submitted.

We believe Draft One is a valuable tool that will drive immediate productivity gains for our customers. Reporting is a critical component of good police work; however, it has become a significant part of the job that officers commonly refer to as "burdensome." Axon found that every week officers in the United States can spend about 40% of their time — or 15 hours per week — on what is essentially data entry. Additionally, prosecutors and defense attorneys have shared that they welcome the quality improvement of Draft One reports as they can help support and accelerate the judicial process.

“Draft One is the next evolution in report-writing; as significant as when law enforcement moved from the typewriter to the word processor.”

— Captain Brian Gossard, Lafayette Indiana Police

“You come on this job wanting to make an impact. You don’t come on this job wanting to write reports. So, this AI feature, I’m super excited about it.”

— Chief Scott Galloway, Lafayette Indiana Police

“My experience using Draft One really blew me away. [...] A 25 to 30 minute long report...you hit the narrative button and it cranks something out in a few seconds.”

— Officer Nathan Stoneking, Lafayette Indiana Police

"With over 27 years of experience in law enforcement, I have seen technology come and go, but Draft One is one of the most exciting innovations for law enforcement I have ever seen."

— Sergeant Robert Younger, Fort Collins Colorado Police Services

Draft One is one of many examples of Axon’s commitment to innovating responsibly. Axon conducted a double-blind study to compare the quality between report narratives written with Draft One and those without. Results showed that Draft One performed equal to or better than officer-only report narratives across five dimensions, including completeness, neutrality, objectivity, terminology and coherence. In addition, we partnered with our Ethics & Equity Advisory Council (“EEAC”) to rigorously evaluate word choice selection, draft quality and potential racial bias. Input from Axon’s EEAC also included setting the default experience to limit report drafts to minor incident types and charge levels, and specifically excluding incidents where arrests took place and for felonies from the default settings. In practice, customers can still adjust from these default settings based on their specific preferences.

Axon VR Training

The Axon mobile app

Axon recognizes the versatile nature of law enforcement duties, which require presence both in the field and at the station. We also recognize the benefit of providing tools to increase officer efficiency, enabling our customers to get more done regardless of where they are. In fact, Axon’s 2024 Digital Evidence Trends Report found that 41% of officers return to the station multiple times per shift to review evidence or write reports. The same report also found that 55% of officers desire a mobile app that gives them the ability to review evidence in the field. In response, we have developed the Axon mobile app, which consolidates crucial features of the Axon ecosystem into one mobile platform.

The Axon mobile app is the first mobile app combining both digital evidence and records management into the same user interface. It enhances on-the-go accessibility and efficiency, and improves the experience for each user of our products, individually. Officers can handle evidence workflows and start and complete reports from the field, all without needing to return to the station. The app also includes a dynamic dashboard that provides a clear visual of action items that require attention, and it allows officers to search for, review, request and maintain evidence including evidence categories, identification items, titles and other metadata. Over time, we plan to continue to build even more Axon experiences available in Axon’s desktop applications and into simplified mobile applications purpose-built inside this new unified, modern, mobile app.

“The main challenge is trying to keep up with all the digital evidence. You have to try to identify it, retain it and digest it all quickly.” — Commander Nicholas Sanders, Albuquerque Police Department

Axon believes better training will play a critical role in achieving our moonshot goal to cut gun-related deaths between police and the public in half by 2033. VR is a core technology powering our approach to help improve officer response and performance through more repetition, better practice in dynamic scenarios and more immersive experiences.

Over the last year, we introduced all-new ergonomically accurate TASER 10, TASER 7 and firearm VR controllers and expanded our training library to include more community engagement and de-escalation training modules. To take VR to the next level, we have now introduced Virtual Reality Based Training (“vRBT”) Live-Action, which incorporates 360 degree video immersions, featuring real human actors with realistic emotions and expressions, and vRBT Simulator CGI, which overlays VR training with interactive computer generated imagery (“CGI”) elements in 3D.

Now, Axon VR Training and TASER 10 are closely linked, and every TASER master instructor course includes VR training elements. Before these advances, TASER trainees would have limited experience with deploying a live TASER 10 due to budgetary limits on the number of cartridges that could be dedicated to training. VR democratizes TASER training across large and small agencies, enabling our customers to deploy hundreds of TASER 10 cartridges in VR at no incremental cost. In our newly introduced TASER 10 VR Validation Course, each trainee will deploy TASER 10 probes in VR on 40 different targets, which equates to a savings of more than $1,000 in real-world cartridges.

Strategic Ecosystem Expansion

Game-changing acquisition of Dedrone to accelerate next-generation drone solutions

Axon believes robotic security applications through drones and related technologies will play an enormous role in our mission to Protect Life. Today, Axon announced we have entered into a definitive agreement to acquire Dedrone, a global leader in airspace security. The acquisition of Dedrone is subject to customary closing conditions and is expected to close in the second half of 2024.

Dedrone is one of the most widely used and reliable counter-drone systems in the world, protecting the public by ensuring drone technology is used as a force for good. As unauthorized drone activity increases, enhanced airspace awareness and drone defense technology have become essential in ensuring public safety and national security. Dedrone can help rapidly detect, track, identify and, where permitted, mitigate drones and locate their pilots across multiple use cases both in civilian and professional security settings.

Dedrone’s technologies are also a key resource to expanding the authorized use of drones as first responders (“DFR”) in public safety. DFR programs are designed to deploy drones to a scene in advance of ground units, enhancing situational awareness to improve response strategies, optimizing the allocation of already limited resources and reducing the risk of harm to human officers.

Dedrone is another example of our execution on our investment strategy, which is geared to accelerate our product roadmap and enhance our ecosystem while building our talent base in product categories accretive to our long term growth. Dedrone follows our acquisitions of Sky-Hero and Fusus in the last 12 months and similarly complements our existing portfolio while expanding our product applications across our customer verticals. We estimate Dedrone will add approximately $14 billion to Axon’s total addressable market (“TAM”). In total, our acquisitions of Sky-Hero and Fusus and our planned acquisition of Dedrone would expand our TAM by more than 50% over the last year from $50 billion to $77 billion.

Q1 2024 Summary Results

Quarterly revenue of $461 million grew 34% year over year, exceeding our expectations driven by continued strength in Axon Cloud & Services, increasing adoption of TASER 10 driving growth in TASER devices and cartridges, and adoption of Axon Body 4.

Total company gross margin of 56.4% declined 310 basis points year over year driven by an increase in stock-based compensation expenses. Non-GAAP company gross margin of 63.2% increased 330 basis points year over year driven by increased mix from high-margin Axon Cloud & Services revenue and the absence of one-time items related to inventory and other cost adjustments recognized in Q1 2023.

●	Increased stock-based compensation expense in our cost of goods sold (“COGS”) was related to enhanced equity compensation opportunities provided to employees with income below a certain threshold. This primarily impacted gross margin due to compensation rates for manufacturing and production employees relative to our broader employee base. We expect the total stock-based compensation expense from this program to be approximately $43 million for full year 2024. Axon is proud to set the bar for inclusive equity programs for all employees from the production line to the board room.

Operating profit of $16 million was approximately flat year over year, with higher revenue offset by increased stock-based compensation expenses in our COGS. Operating expenses as a percent of revenue improved to 52.9% as compared to 54.7% in Q1 2023 and included $45 million in stock-based compensation expenses.

●	COGS of $201 million, 43.6% of revenue, included $30 million in stock-based compensation expense.
●	SG&A expense of $153 million, 33.1% of revenue, included $23 million in stock-based compensation expense.
●	R&D expense of $91 million, 19.8% of revenue, included $22 million in stock-based compensation expense.

Net income of $133 million (28.9% net income margin, compared to 13.2% in Q1 2023), or $1.73 per diluted share, supported non-GAAP net income of $89 million (19.3% non-GAAP net income margin), or $1.15 per diluted share. The increase in net income year over year was primarily driven by unrealized gains related to our strategic investments, higher revenue and operating leverage.

Adjusted EBITDA of $109 million increased 67.3% year over year driven by higher revenue and operational leverage.

●	Both non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio.

Operating cash flow reflects a $16 million outflow in the quarter, an improvement of $40 million year over year and in-line with expected cash flow seasonality of prepaid expenses and other payments, such as company-wide bonus payouts and commission payments tied to strong 2023 performance.

As of March 31, 2024, Axon had $964 million in cash, cash equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $274 million, down $279 million sequentially, primarily driven by the closed acquisition of Fusus.

Financial commentary by segment

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 MAR 2024	31 DEC 2023	31 MAR 2023	QoQ		YoY
	(in thousands)
Axon Cloud & Services revenue(1)	$176,467	$163,632	$116,453	7.8%		51.5%
Axon Cloud & Services gross margin	72.8%	74.6%	73.2%	(180)	bp	(40)	bp
Axon Cloud & Services adjusted gross margin	74.5%	75.2%	73.8%	(70)	bp	70	bp

Sensors & Other revenue	$105,521	$107,167	$92,308	(1.5)%		14.3%
Sensors & Other gross margin	38.7%	46.3%	38.2%	(760)	bp	50	bp
Sensors & Other adjusted gross margin	46.9%	46.5%	38.6%	40	bp	830	bp

(1)	The TASER segment includes Cloud and Services revenue, which is not included here.
●	Axon Cloud & Services revenue growth of 51.5% year over year was primarily driven by user growth and increasing adoption of premium add-on features related to Axon Evidence, real-time operations and productivity software.
●	Axon Cloud & Services gross margin of 72.8% decreased modestly from 73.2% year over year primarily due to increased stock-based compensation expense related to vesting events from a one-time enhanced equity compensation program and amortization expense of acquired intangible assets. Adjusted gross margin of 74.5% increased from 73.8% year over year due to increased mix to higher margin software revenues relative to low-margin professional services. Our software-only gross margin continues to exceed our target of 80%.

●	Sensors & Other revenue growth of 14.3% year over year was driven by growth in Axon Body cameras and accessories due to higher volumes, partially offset by lower Axon Fleet systems volumes on more normalized deployment timelines.
●	Sensors & Other gross margin of 38.7% increased modestly from 38.2% year over year as improvement from manufacturing overhead reallocations made in the second quarter of 2023 was offset by an increased stock-based compensation expense related to vesting events from a one-time enhanced equity compensation program. Sensors & Other adjusted gross margin of 46.9% increased from 38.6% year over year due to favorable product mix and manufacturing overhead reallocations made in the second quarter of 2023.

TASER

	THREE MONTHS ENDED			CHANGE
	31 MAR 2024	31 DEC 2023	31 MAR 2023	QoQ		YoY
	(in thousands)
Revenue	$178,748	$161,343	$134,282	10.8%		33.1%
Gross margin	50.7%	57.1%	62.2%	(640)	bp	(1,150)	bp
Adjusted gross margin	61.8%	57.6%	62.4%	420	bp	(60)	bp

●	TASER segment revenue growth of 33.1% year over year was driven by growth in professional devices and cartridges, associated with increased volumes of TASER 10, and Evidence & Cloud services, driven by increased connected devices in the field and growing adoption of VR products.
●	TASER segment gross margin of 50.7% decreased from 62.2% primarily due to increased stock-based compensation expense related to vesting events from a one-time equity compensation program. TASER segment adjusted gross margin of 61.8% was down modestly year over year from 62.4% due to higher product mix of TASER 10, which has not yet reached full scale production, partially offset by the absence of one-time items related to inventory and other cost adjustments recognized in Q1 2023.

Forward-looking performance indicators

	31 MAR 2024	31 DEC 2023	30 SEP 2023	30 JUN 2023	31 MAR 2023
	($ in millions)
Annual recurring revenue (1)	$825	$732	$652	$590	$551
Net revenue retention (1)	122%	122%	122%	122%	121%
Total company future contracted revenue (1)	$7,036	$7,140	$5,819	$5,227	$4,778

(1)	Refer to “Statistical Definitions” below.
●	Annual recurring revenue grew 49.7% year over year to $825 million, driven by Axon Cloud & Services growth, which reflects growing demand for our high-value software subscription plans and a growing base of connected devices.
●	Net revenue retention was 122% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (“SaaS”) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
●	Total company future contracted revenue of $7.0 billion decreased from $7.1 billion quarter over quarter due to normal first quarter bookings seasonality. We expect to recognize between 15% to 25% of this balance over the next 12 months, and generally expect the remainder to be recognized over the following ten years.

2024 Outlook

The following forward-looking statements reflect Axon’s expectations as of May 6, 2024, and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.

●	Axon expects full year 2024 revenue of $1.94 billion to $1.99 billion, representing approximately 26% annual growth at the midpoint. This is an increase from our prior revenue guidance range of $1.88 billion to $1.94 billion.

●	Axon expects full year 2024 Adjusted EBITDA dollars of $430 million to $445 million, implying Adjusted EBITDA margin of approximately 22%. This is an increase from our prior Adjusted EBITDA guidance range of $410 million to $430 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expenses to be approximately $215 million to $230 million for the full year.
o	Full year expected stock-based compensation expense includes approximately $43 million in expenses related to a one-time enhanced equity compensation program provided to employees whose compensation is under a specified threshold. We expect this expense to be primarily reflected within COGS. Approximately $30 million in stock-based expense related to this compensation opportunity was recognized in the first quarter, in-line with vesting schedules.
o	Because our stock-based compensation expenses may vary based on changes in our stock price or the actual timing of attainment of certain metrics, it is inherently difficult to forecast future stock-based compensation expense, which may also be materially affected by any future stock-based compensation plans, subject to shareholder approval.
●	We expect 2024 CapEx to be in the range of $80 million to $95 million, up from $60 million to $75 million previously. The increase in our CapEx expectations is primarily a result of accelerated capacity expansion investments to meet higher demand for TASER 10. Our 2024 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity and lab enhancements and global facility build-out and upgrades, such as warehousing support for global shipping facilities.

Quarterly conference call and webcast

We will host our Q1 2024 earnings conference call webinar on Monday, May 6th, 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via https://axon.zoom.us/j/91234146923.

Statistical Definitions

Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized. As of the first quarter of 2024, in order to comprehensively cover recurring warranty revenue, we have recast our annual recurring revenue figures to include recurring TASER segment warranty revenue, in addition to the existing inclusion of recurring warranty revenue from our Software & Sensors segment.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (“SEC”).

Total company future contracted revenue: Total company future contracted revenue represents remaining performance obligations and includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Accounting Standards Codification Topic 606 as of March 31, 2024. We currently expect to recognize between 15% to 25% of this balance over the next 12 months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, fair value adjustments to strategic investments and marketable securities, transaction costs related to acquisitions and strategic investments, and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (identified and listed below in the reconciliation).

●	Adjusted EBITDA Margin (Most comparable GAAP Measure: Net income margin) – Adjusted EBITDA as a percentage of net sales.
●	Adjusted Gross Margin (Most comparable GAAP Measure: Gross Margin) – Gross Margin before non-cash stock-based compensation expense and amortization of acquired intangible assets.
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation, gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; fair value adjustments to strategic investments and marketable securities; transaction costs related to acquisitions and strategic investments; costs related to the Federal Trade Commission (“FTC”) litigation and antitrust litigation and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
o	We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Air, Axon Body, Axon Auto-Transcribe, Axon Evidence, Axon Fleet, Axon Records, Axon Respond, Axon Standards, Axon VR, Sky-Hero, TASER, TASER 7, TASER 10, Protect Life, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking Statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base, customer profiles and TAM; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2024 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which we expect to be available on May 7, 2024, lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them in Part II, Item 1A under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Antitrust Litigation/Inquiry Regarding 2018 Vievu Acquisition

Pending in the District of New Jersey (Case No. 3:23-cv-7182-RK-RLS) is a consolidated proposed class action lawsuit alleging Axon’s 2018 acquisition of Vievu LLC from Safariland LLC was anticompetitive, and that certain non-compete provisions in an ancillary holster supply agreement between Axon and Safariland unlawfully restrained trade. The complaint is based primarily on prior claims dismissed by the FTC without condition or consent decree. Axon denies the allegations and is vigorously defending the action.

Axon has served motions to dismiss all claims and to strike the class allegations on numerous grounds, including that Axon’s federal, state, and municipal customers with sovereign immunity cannot be absent class members. Motion practice is underway on Axon’s motion to dismiss and motion to strike class allegations, with rulings unlikely in 2024.  Discovery is stayed pending these rulings.

Axon has also received a recent request for information from the Pennsylvania Office of Attorney General regarding this same consummated Vievu transaction. Axon intends to cooperate with any such investigation and work to resolve any concerns of the Commonwealth of Pennsylvania.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Net sales from products	$272,048	$258,405	$219,389
Net sales from services	188,688	173,737	123,654
Net sales	460,736	432,142	343,043
Cost of product sales	151,698	125,664	107,584
Cost of service sales	48,992	42,591	31,357
Cost of sales	200,690	168,255	138,941
Gross margin	260,046	263,887	204,102
Operating expenses:
Sales, general and administrative	152,669	137,106	116,567
Research and development	91,097	83,972	70,927
Total operating expenses	243,766	221,078	187,494
Income from operations	16,280	42,809	16,608
Interest Income, net	10,374	12,325	9,666
Other income, net	139,066	668	15,610
Income before provision for income taxes	165,720	55,802	41,884
Provision for (benefit from) income taxes	32,502	(1,469)	(3,255)
Net income	$133,218	$57,271	$45,139
Net income per common and common equivalent shares:
Basic	$1.77	$0.76	$0.62
Diluted	$1.73	$0.75	$0.61
Weighted average number of common and common equivalent shares outstanding:
Basic	75,355	75,060	72,638
Diluted	77,132	76,178	73,880

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2024			31 DEC 2023			31 MAR 2023
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$166,527	$105,521	$272,048	$151,238	$107,167	$258,405	$127,081	$92,308	$219,389
Net sales from services (2)	12,221	176,467	188,688	10,105	163,632	173,737	7,201	116,453	123,654
Net sales	178,748	281,988	460,736	161,343	270,799	432,142	134,282	208,761	343,043
Cost of product sales	86,984	64,714	151,698	68,067	57,597	125,664	50,583	57,001	107,584
Cost of service sales	1,074	47,918	48,992	1,096	41,495	42,591	180	31,177	31,357
Cost of sales	88,058	112,632	200,690	69,163	99,092	168,255	50,763	88,178	138,941
Gross margin	90,690	169,356	260,046	92,180	171,707	263,887	83,519	120,583	204,102
Gross margin %	50.7%	60.1%	56.4%	57.1%	63.4%	61.1%	62.2%	57.8%	59.5%
Adjusted gross margin	61.8%	64.1%	63.2%	57.6%	63.8%	61.5%	62.4%	58.2%	59.9%

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

AXON ENTERPRISE, INC.

SALES BY PRODUCT AND SERVICE

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2024		31 DEC 2023		31 MAR 2023
TASER segment:
TASER Devices (Professional)	$98,676	21.4%	$94,758	21.9%	$67,472	19.7%
Cartridges	56,198	12.2	43,781	10.1	46,800	13.6
Axon Evidence and Cloud Services	12,221	2.7	10,105	2.4	7,201	2.1
Extended Warranties	8,526	1.8	8,226	1.9	7,670	2.2
Other (1)	3,127	0.7	4,473	1.0	5,139	1.5
Total TASER segment	178,748	38.8	161,343	37.3	134,282	39.1
Software and Sensors segment:
Axon Body Cameras and Accessories	51,205	11.1	58,957	13.7	38,797	11.3
Axon Fleet Systems	28,387	6.2	22,481	5.2	32,972	9.6
Axon Evidence and Cloud Services	175,458	38.1	165,204	38.2	118,314	34.5
Extended Warranties	18,474	4.0	17,272	4.0	14,085	4.1
Other (2)	8,464	1.8	6,885	1.6	4,593	1.4
Total Software and Sensors segment	281,988	61.2	270,799	62.7	208,761	60.9
Total net sales	$460,736	100.0%	$432,142	100.0%	$343,043	100.0%

(1)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.
(2)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room, Axon Air and other sensors and equipment.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
EBITDA and Adjusted EBITDA:
Net income	$133,218	$57,271	$45,139
Depreciation and amortization	11,564	10,051	6,689
Interest expense	1,756	1,772	1,724
Investment interest income	(12,130)	(14,097)	(11,390)
Provision for (benefit from) income taxes	32,502	(1,469)	(3,255)
EBITDA	$166,910	$53,528	$38,907

Adjustments:
Stock-based compensation expense	$75,115	$35,130	$34,350
Unrealized gain on strategic investments and marketable securities, net	(97,419)	(521)	(15,570)
Gain on remeasurement of previously held minority interest, net	(42,292)	—	—
Transaction costs related to strategic investments and acquisitions	6,357	2,708	843
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	156
Costs related to antitrust and FTC litigations	224	169	—
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	50	6,392
Adjusted EBITDA	$108,895	$91,064	$65,078
Net income as a percentage of net sales	28.9%	13.3%	13.2%
Adjusted EBITDA as a percentage of net sales	23.6%	21.1%	19.0%

Stock-based compensation expense:
Cost of product and service sales	$29,595	$1,910	$1,320
Sales, general and administrative	23,155	15,301	15,445
Research and development	22,365	17,919	17,585
Total	$75,115	$35,130	$34,350

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(in thousands, except per share amounts)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Non-GAAP net income:
GAAP net income	$133,218	$57,271	$45,139
Non-GAAP adjustments:
Stock-based compensation expense	75,115	35,130	34,350
Unrealized gain on strategic investments and marketable securities, net	(97,419)	(521)	(15,570)
Gain on remeasurement of previously held minority interest, net	(42,292)	—	—
Transaction costs related to strategic investments and acquisitions	6,357	2,708	843
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	156
Costs related to antitrust and FTC litigations	224	169	—
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	50	6,392
Income tax effects	13,647	(9,391)	(6,660)
Non-GAAP net income	$88,850	$85,416	$64,650

Diluted income per common share
GAAP	$1.73	$0.75	$0.61
Non-GAAP	$1.15	$1.12	$0.88

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	77,132	76,178	73,880

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Net sales	$460,736	$432,142	$343,043
Cost of sales	200,690	168,255	138,941
Gross margin	260,046	263,887	204,102
Stock-based compensation expense	29,595	1,910	1,320
Amortization of acquired intangible assets	1,686	—	—
Adjusted gross margin	$291,327	$265,797	$205,422
Gross margin	56.4%	61.1%	59.5%
Adjusted gross margin	63.2%	61.5%	59.9%

Software and Sensors

	THREE MONTHS ENDED
	31 MAR 2024			31 DEC 2023			31 MAR 2023
	Axon Cloud	Sensors		Axon Cloud	Sensors		Axon Cloud	Sensors
	& Services	& Other	Total	& Services	& Other	Total	& Services	& Other	Total
New sales	$176,467	$105,521	$281,988	$163,632	$107,167	$270,799	$116,453	$92,308	$208,761
Cost of sales	47,918	64,714	112,632	41,495	57,597	99,092	31,177	57,001	88,178
Gross margin	128,549	40,807	169,356	122,137	49,570	171,707	85,276	35,307	120,583
Stock-based compensation expense	1,502	8,312	9,814	964	233	1,197	697	313	1,010
Amortization of acquired intangible assets	1,348	338	1,686	—	—	—	—	—	—
Adjusted gross margin	$131,399	$49,457	$180,856	$123,101	$49,803	$172,904	$85,973	$35,620	$121,593
Gross margin	72.8%	38.7%	60.1%	74.6%	46.3%	63.4%	73.2%	38.2%	57.8%
Adjusted gross margin	74.5%	46.9%	64.1%	75.2%	46.5%	63.8%	73.8%	38.6%	58.2%

TASER

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Net sales	$178,748	$161,343	$134,282
Cost of sales	88,058	69,163	50,763
Gross margin	90,690	92,180	83,519
Stock-based compensation expense	19,781	713	310
Adjusted gross margin	$110,471	$92,893	$83,829
Gross margin	50.7%	57.1%	62.2%
Adjusted gross margin	61.8%	57.6%	62.4%

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 MAR 2024	31 DEC 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$403,870	$598,545
Marketable securities	99,720	77,940
Short-term investments	560,186	644,054
Accounts and notes receivable, net	476,764	417,690
Contract assets, net	266,172	275,779
Inventory	271,318	269,855
Prepaid expenses and other current assets	123,677	112,786
Total current assets	2,201,707	2,396,649

Property and equipment, net	209,166	200,533
Deferred tax assets, net	208,861	229,513
Intangible assets, net	89,419	19,539
Goodwill	308,470	57,945
Long-term notes receivable, net	2,397	2,588
Long-term contract assets, net	88,209	77,710
Strategic investments	295,497	231,730
Other long-term assets	212,470	220,638
Total assets	$3,616,196	$3,436,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$82,075	$88,326
Accrued liabilities	127,415	188,230
Current portion of deferred revenue	516,404	491,691
Customer deposits	21,979	21,935
Other current liabilities	9,601	9,787
Total current liabilities	757,474	799,969

Deferred revenue, net of current portion	293,878	281,852
Liability for unrecognized tax benefits	18,610	18,049
Long-term deferred compensation	14,700	11,342
Long-term lease liabilities	32,546	33,550
Convertible notes, net	677,895	677,113
Other long-term liabilities	3,078	2,936
Total liabilities	1,798,181	1,824,811

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,421,080	1,347,410
Treasury stock	(155,947)	(155,947)
Retained earnings	564,467	431,249
Accumulated other comprehensive loss	(11,586)	(10,679)
Total stockholders’ equity	1,818,015	1,612,034
Total liabilities and stockholders’ equity	$3,616,196	$3,436,845

AXON ENTERPRISE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Cash flows from operating activities:
Net income	$133,218	$57,271	$45,139
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on strategic investments and marketable securities, net	(97,419)	(521)	(15,570)
Stock-based compensation	75,115	35,130	34,350
Gain on remeasurement of previously held minority interest, net	(42,292)	—	—
Deferred income taxes	20,670	(19,691)	(9,660)
Depreciation and amortization	11,564	10,051	6,689
Bond amortization	(4,990)	(4,378)	(3,890)
Noncash lease expense	1,795	1,956	1,395
Amortization of debt issuance cost	782	798	756
Unrecognized tax benefits	544	473	855
Other noncash items	461	2,389	1,047
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(51,132)	9,944	(50,431)
Inventory	(710)	(12,332)	(15,811)
Prepaid expenses and other assets	2	(37,762)	(64,348)
Accounts payable, accrued and other liabilities	(84,289)	50,961	(37,043)
Deferred revenue	20,743	45,749	50,199
Net cash provided by (used in) operating activities	(15,938)	140,038	(56,323)
Cash flows from investing activities:
Purchases of investments	(241,457)	(118,995)	(145,124)
Proceeds from call / maturity of investments	330,472	196,204	81,088
Purchases of property and equipment	(16,194)	(24,011)	(8,513)
Purchases of intangible assets	—	(56)	(125)
Proceeds from disposal of property and equipment	34	31	—
Strategic investments	(9,128)	—	—
Business acquisition, net of cash acquired	(237,771)	—	—
Net cash provided by (used in) investing activities	(174,044)	53,173	(72,674)
Cash flows from financing activities:
Net proceeds from equity offering	—	—	33,650
Proceeds from options exercised	—	—	39,181
Income and payroll tax payments for net-settled stock awards	(2,710)	(3,818)	(34,841)
Net cash provided by (used in) financing activities	(2,710)	(3,818)	37,990
Effect of exchange rate changes on cash and cash equivalents	(1,978)	3,266	779
Net increase (decrease) in cash and cash equivalents and restricted cash	(194,670)	192,659	(90,228)
Cash and cash equivalents and restricted cash, beginning of period	600,670	408,011	355,552
Cash and cash equivalents and restricted cash, end of period	$406,000	$600,670	$265,324

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2024	31 DEC 2023	31 MAR 2023
Net cash provided by operating activities	$(15,938)	$140,038	$(56,323)
Purchases of property and equipment	(16,194)	(24,011)	(8,513)
Purchases of intangible assets	—	(56)	(125)
Free cash flow, a non-GAAP measure	$(32,132)	$115,971	$(64,961)
Bond premium amortization	4,990	4,378	3,890
Net campus investment	1,033	606	1,012
Adjusted free cash flow, a non-GAAP measure	$(26,109)	$120,955	$(60,059)

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 MAR 2024	31 DEC 2023
	(Unaudited)
Cash and cash equivalents	$403,870	$598,545
Short-term investments	560,186	644,054
Cash and cash equivalents and investments, net	964,056	1,242,599
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$274,056	$552,599